UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2018

DYCOM INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 19, 2018, Dycom Industries, Inc. (“Dycom”) and certain of its subsidiaries entered into a new Amended and Restated Credit Agreement (the “Agreement”) with the lenders named therein (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and other parties named therein. The Agreement amends and restates Dycom’s Credit Agreement, dated as of December 3, 2012 (as amended on April 24, 2015 and as subsequently amended and supplemented, the “Prior Agreement”).

The Agreement, among other things, increases the maximum revolver commitment from the Lenders to $750.0 million from $450.0 million, and increases the outstanding term loan to $450.0 million from $346.0 million, which was outstanding as of July 28, 2018. Under the Agreement, the maturity date of the Prior Agreement was extended to October 19, 2023. The Agreement includes a $200.0 million sublimit for the issuance of letters of credit and a $50.0 million sublimit for swingline loans, which sublimits remain unchanged from the Prior Agreement. Subject to certain conditions, the Agreement provides Dycom the ability to enter into one or more incremental facilities, either by increasing the revolving commitments under the Agreement and/or in the form of term loans, up to the greater of (i) $350.0 million and (ii) an amount such that, after giving effect to such incremental facilities on a pro forma basis (assuming that the amount of the incremental commitments is fully drawn and funded), the consolidated senior secured net leverage ratio does not exceed 2.25 to 1.00.

Borrowings under the Agreement (other than swingline loans) will bear interest at a rate equal to either (a) the Eurodollar rate (based on LIBOR) plus an applicable margin, or (b) the Administrative Agent’s base rate plus an applicable margin. The Administrative Agent’s base rate is described in the Agreement as the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the Administrative Agent’s prime rate, and (iii) the Eurodollar rate plus 1.00%. In each case, the applicable margin is based upon Dycom’s consolidated net leverage ratio. In addition, Dycom will pay a fee for unused revolver balances based upon Dycom’s consolidated net leverage ratio. Until the delivery of an initial compliance certificate for the fiscal quarter ending October 27, 2018, (x) the applicable margin for Eurodollar rate loans will be 2.00%, (y) the applicable margin for base rate loans will be 1.00% and (z) the commitment fee for unused revolver balances will be 0.40%. Swingline loans will bear interest at a rate equal to the Administrative Agent’s base rate plus an applicable margin based upon Dycom’s consolidated net leverage ratio.

The Agreement’s financial covenant to maintain a specific consolidated leverage ratio was amended such that consolidated funded debt in the calculation of the ratio will be reduced by the amount of unrestricted cash and cash equivalents in excess of $50.0 million. Dycom is required to maintain a consolidated net leverage ratio of not greater than 3.50 to 1.00, as measured at the end of each fiscal quarter. The Agreement provides for certain increases to this ratio on the terms and conditions specified therein in connection with permitted acquisitions. The Agreement also includes a minimum liquidity covenant that is applicable during a specified period in certain circumstances set forth in the Agreement.

Immediately following the effectiveness of the Agreement, there were no revolving borrowings and outstanding term loan borrowings in the aggregate principal amount of $450.0 million. All outstanding letters of credit under the Prior Agreement were transferred to the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On October 22, 2018, Dycom announced that it had entered into the Agreement. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Amended and Restated Credit Agreement, dated as of October 19, 2018, among Dycom, as the Borrower, the subsidiaries of Dycom identified therein, certain lenders named therein, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and other parties named therein.

99.1	Press release dated October 22, 2018 by Dycom announcing the execution of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 22, 2018

DYCOM INDUSTRIES, INC. (Registrant)

By:	/s/ Richard B. Vilsoet
	Name:	Richard B. Vilsoet
	Title:	Vice President, General Counsel and Corporate Secretary